Exhibit 99.1

Press Release

Mooney Posts Record First Quarter Deliveries and Sales On Track to More Than Double 2004 Results in 2005

KERRVILLE, Texas, April 13 /PRNewswire-FirstCall/ — Mooney Airplane Company, a wholly owned subsidiary of Mooney Aerospace Group (OTC Bulletin Board: MNYG — News), announced today that it has achieved record new orders and deliveries for the first quarter 2005. The high-performance, single-engine airplane manufacturer recorded new orders for 13 aircraft during the first three months of 2005, exceeding its initial expectations. Based on strong first quarter 2005 results, and anticipated accelerated growth in orders throughout 2005, management anticipates total orders in 2005 could exceed last year’s orders totaling 85. During the same period, the company also delivered 20 aircraft, matching its output for the final quarter of 2004 and more than doubling the output of the first quarter 2004.

“The delivery of 16 Ovation2 GX models, 3 Bravo GX airplanes and an Ovation DX, coupled with the outstanding response to our nationwide Freedom Tour, have positioned Mooney to more than double our deliveries from last year in 2005,” noted David Copeland, vice president of sales and marketing. “The ‘buzz’ over the performance of the Bravo and Ovation2 GX airplanes has helped stimulate orders during the first quarter and we have already significantly increased the number of serious prospects and orders over the same period last year. Customers and prospects in six cities have had a chance to see the new Garmin G1000 equipped aircraft up close. They have experienced first hand the exceptional performance and versatility of these aircraft. We will be traveling around the country to more than 30 cities before the Freedom Tour ends at the annual EAA AirVenture in Oshkosh at the end of July.”

“In addition, we have added new Mooney Team Representatives (MTRs) to our sales team. Rick Neely has joined us as Domestic Sales Manager and Ronnie Smith now covers the Northeast from his base in upstate New York. USAero LLC of Long Beach, CA and Aviation Unlimited of Markham, Ontario, Canada have also begun serving as Mooney sales representatives since the first of the year. These additions have already, and should continue to generate sales,” Copeland stated. “The Freedom Tour will also continue through the end of July and is an integral part of our aggressive sales effort that position us to maintain our backlog throughout 2005,” he added.

About Mooney Airplane Company

Mooney Airplane Company, located in Kerrville, Texas, is a wholly owned subsidiary of Mooney Aerospace Group, Ltd., a general aviation holding company that is publicly traded on the OTC Bulletin Board under symbol (OTC BB: MNYG — News). Mooney Airplane Company currently sells five models of the M20, the highest performing, four-place single-engine piston-powered aircraft, now available with the Garmin G1000 glass panel display. Since its inception in 1946, the company has manufactured and delivered more than 10,000 aircraft worldwide. Today, 7,000 customers in the United States and 1,000 more overseas fly Mooney’s proven, high-performance airplanes. For more information, visit www.mooney.com. Investors should visit http://www.otcfn.com/mnyg.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words “plan,” “confident that,” “believe,” “scheduled,” “expect,” or “intend to,” and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, the availability of components and successful production of the Company’s products, general acceptance of the Company’s products and technologies, competitive factors, timing, and other risks described in the Company’s SEC reports and filings.